April 22, 2010

The Chief Financial Officer
Nord Resources Corporation

Per electronic mail transmission

Dear Wayne

SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED March 31, 2009 (“the Credit Agreement”)

We refer to the Credit Agreement, pursuant to which you were obliged to make a repayment of principal and interest as of March 31, 2010 and our previous letter to you in connection therewith dated March 30, 2010.

Terms expressed in “title case” that are not otherwise defined in this letter shall have the meaning set forth in the Credit Agreement.

We are prepared to extend the forbearance on the exercise of our rights and remedies under the terms of the Credit Agreement and related Security Documents in respect of the non payment by you of the said repayment of principal and interest as of March 31, 2010, which would otherwise expire today, until close of business on May 13, 2010, with a view to affording to you an opportunity to cure the breaches by yourselves of the terms of the Credit Agreement. We reserve the right, however, to withdraw such forbearance at any time at our discretion if, after our review of the progress achieved towards curing the breaches by yourselves of the terms of the Credit Agreement (to be considered on a weekly basis) we are not satisfied with such progress.

Interest will continue to accrue on the loan principal and all accrued and unpaid interest at the rate described SECTION 2.11(b) of the Credit Agreement. Such forbearance shall not apply to any additional new breach of or default under the Credit Agreement occurring after March 30, 2010.

All of our rights under the Credit Agreement and related Security Documents are reserved.

Please acknowledge receipt hereof (and of the terms of this forbearance) by returning a signed copy hereof to my attention.

Kind regards

/s/ Kevin Ryder

Per: Kevin Ryder
Director: Investment Banking
Nedbank Capital, London
Mobile: +44(0)7595 400932
Tel: +44(0)20 7002 3530
Fax: +44(0)20 7002 3404